Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Asset Middle Market Debt Fund Inc.

We consent to use of our report dated October 18, 2012, included herein, with respect to the statement of assets and liabilities (in organization) of Western Asset Middle Market Debt Fund Inc. as of September 26, 2012, and the related statement of operations (in organization) for the period from July 23, 2012 to September 26, 2012, incorporated herein, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

New York, New York

December 19, 2012